UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2023

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-19961	98-1340767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3451 Plano Parkway
Lewisville, Texas		75056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 937-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	OFIX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2023, Orthofix Medical Inc. (the “Company”) entered into Change in Control and Severance Agreements with each of (i) Keith C. Valentine, its Chief Executive Officer, (ii) John J. Bostjancic, its Chief Financial Officer, (iii) Kimberley A. Elting, its President, Global Orthopedics, (iv) Kevin J. Kenny, its President, Global Spine, and (v) Patrick L. Keran, its Chief Legal Officer. The agreements were approved by the Compensation and Talent Development Committee of the Company’s Board of Directors.

The Change in Control and Severance Agreements generally supersede, (i) in the case of Mr. Valentine, his rights under his existing employment agreement with the Company’s wholly owned subsidiary, SeaSpine Holdings Corporation (“SeaSpine”), (ii) in the case of Mr. Bostjancic and Mr. Keran, their rights under SeaSpine’s Senior Leadership Retention and Severance Plan, and (iii) in the case of Ms. Elting and Mr. Kenny, their rights under their existing change in control and severance agreements with the Company.

Under the Change in Control and Severance Agreements, the applicable executive will be eligible to receive the following severance payments and benefits upon termination of the executive’s employment (i) for death or disability, (ii) by the Company without “Cause” (as defined in the agreement) or (iii) by the executive for “Good Reason” (as defined in the agreement):

•
The executive will be paid (x) any unpaid base salary, accrued vacation or prior years’ bonus payable or owing through the date of termination, and (y) the pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days the executive is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs), which will be deemed achieved at a 100% performance level.
•
The executive will receive cash severance, in the case of Mr. Valentine, in an amount equal to 1.5 times, and in case of the other executives, in an amount equal to 1.0 times, the sum of: (i) the executive’s annual base salary amount (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), (ii) the executive’s current year’s target bonus (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), and (iii) $12,500 to be used for outplacement services. In the event that the termination occurs during the 24 months following a “Change in Control” (as defined in the agreement), the foregoing multiples increase (x) to 2.99 for Mr. Valentine through January 4, 2025 and to 2.0 thereafter, and (y) to 1.5 for the other executives.
•
If the executive elects COBRA in a timely manner, the executive will be reimbursed for their monthly premium payments for COBRA coverage for a period of up to 18 months in the case of Mr. Valentine, and up to 12 months in the case of the other executives.
•
The executive’s time-based vesting restricted stock units and stock options will fully or partially accelerate, depending on the circumstances, and the executive will have 18 months post-separation to exercise his or her stock options (or 36 months if the termination occurs during the 24 months following a Change in Control), subject to any earlier expiration of the term of the option.

The Company’s obligation to pay or provide the cash severance and COBRA reimbursement benefits described above are conditioned upon the executive signing a release of claims in favor of the Company and its affiliates by a specified date following separation from the Company.

The agreements also incorporates by reference, among other things, existing covenants of the executives that exist with respect to confidentiality, assignment of intellectual property, non-competition and non-solicitation of employees.

The agreements recognize that the Company’s merger with SeaSpine on January 5, 2023 constituted a Change in Control for purposes of the agreements, and that the rights applicable during the 24 months following a Change in Control that are described above will be applicable for each of the executives through January 4, 2025.

The agreements do not guarantee any minimum levels of cash or equity-based compensation levels during an executive’s employment with the Company. The term of the agreements continue in effect until the earlier of (i) the parties’ satisfaction of their respective obligations or (ii) the execution of a written agreement between the Company and the executive terminating the agreement.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreements, which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Change in Control and Severance Agreement, dated June 19, 2023, between the Company and Keith C. Valentine
10.2	Change in Control and Severance Agreement, dated June 19, 2023, between the Company and John J. Bostjancic

10.3	Change in Control and Severance Agreement, date June 19, 2023, between the Company and Kimberley A. Elting
10.4	Change in Control and Severance Agreement, date June 19, 2023, between the Company and Kevin Kenny
10.5	Change in Control and Severance Agreement, dated June 19, 2023, between the Company and Patrick L. Keran
104	Cover Page Interactive Data File(embedded within the Inline XBRLdocument).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix Medical Inc.

Date:	June 21, 2023	By:	/s/ Patrick Keran
Patrick Keran Chief Legal Officer